News Release

Contacts:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FIRST QUARTER OF 2007

EARNINGS SUMMARY					Table 1
($ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q07 vs	1Q07 vs
	2007	2006	2006	4Q06	1Q06
Net income	$1,130	$1,194	$1,153	(5.4)	(2.0)
Diluted earnings per common share	.63	.66	.63	(4.5)	—

Return on average assets (%)	2.09	2.18	2.23
Return on average common equity (%)	22.4	23.2	23.3
Net interest margin (%)	3.51	3.56	3.80
Efficiency ratio (%)	46.0	47.2	44.9
Tangible efficiency ratio (%) (a)	43.2	44.5	42.4

Dividends declared per common share	$.40	$.40	$.33	—	21.2
Book value per common share (period-end)	11.37	11.44	10.80	(.6)	5.3

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, April 17, 2007 — U.S. Bancorp (NYSE: USB) today reported net income of $1,130 million for the first quarter of 2007, compared with $1,153 million for the first quarter of 2006. Diluted earnings per common share were $.63 for the first quarter of 2007 and for the first quarter of 2006. Return on average assets and return on average common equity were 2.09 percent and 22.4 percent, respectively, for the first quarter of 2007, compared with returns of 2.23 percent and 23.3 percent, respectively, for the first quarter of 2006.
     U.S. Bancorp President and Chief Executive Officer Richard K. Davis said, “Our Company’s first quarter results were solid in light of the challenging economic environment confronting the banking industry as a whole. Historically, growth in the first quarter of each year is seasonally lower for our Company, while the second and third quarters tend to be seasonally strongest. This year was no exception, as earnings per diluted common share of $.63 were equal to the same period of 2006 and lower than the earnings per diluted common share of $.66 reported in the fourth quarter of 2006. However, as we discussed

U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

in January, our fourth quarter earnings benefited from a number of notable items, including a gain on the sale of the Company’s 401(k) defined contribution recordkeeping business and incremental tax benefits from the resolution of certain state and federal tax examinations. After consideration of these significant items, net income in the first quarter of this year was actually slightly higher than the fourth quarter. Reflected in this quarter’s results were continued strong growth in our fiduciary-related fee income businesses and double digit year-over-year growth in payment services, as well as prudent balance sheet expansion, controlled expenses and strong credit quality. Further, our profitability metrics remained among the best in the industry, with return on average assets of 2.09 percent and return on average common equity of 22.4 percent. These results, which did not include any unusual income or expense items, establish a strong base from which our earnings will grow in the remaining quarters of 2007 and beyond.
     “Although our fee-based businesses continued to show good growth, our net interest margin declined to 3.51 percent in the first quarter. This was a 29 basis point decline from the first quarter of 2006 and a 5 basis point decline from the fourth quarter of 2006. On a linked quarter basis, the 5 basis point reduction was slightly more than we had expected for a number of reasons, one of which was an accelerated stock repurchase agreement that the Company initiated in February. We do expect the margin to decline slightly over the next few quarters, but our fee-based businesses, efficient operations, balance sheet growth and strong credit quality should mitigate the impact of the margin pressure.
     “Credit quality was strong again this quarter. Total nonperforming assets declined from the balance outstanding at year end, and net charge-offs were only slightly higher than the prior quarter at 50 basis points of average loans outstanding. As we discussed in our recent Annual Report and Form 10K filing, our exposure to the sub-prime residential real estate market, including related wholesale businesses, is minimal and very manageable. We have worked very hard over the past number of years to reduce the overall risk profile of the Company. Our objective going forward is to continue to grow our balance sheet, while maintaining a prudent risk/reward profile.
     “I would like to take this opportunity to recognize the many contributions our employees have made during this past quarter. Specifically, we successfully converted the systems and operations of the acquired corporate trust business of SunTrust. In addition, we completed the acquisition of United Financial Corp., the parent company of Heritage Bank. Further, I am very proud of our first quarter customer service loyalty and satisfaction scores. We have been tracking customer satisfaction since the first quarter of 2002 and have experienced steady improvement. The scores for the first quarter of 2007 were the highest we have seen to
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

date. I want to thank all of our employees for their continued focus and dedication to serving our customers so well.
     “As a Company, we will continue to focus on organic growth and invest in businesses that enhance our product and service offerings. I believe we are very well positioned to produce a consistent, predictable and repeatable earnings stream going forward for the benefit of our customers, communities, employees and shareholders.”
     The Company’s results for the first quarter of 2007 declined modestly over the same period of 2006, as growth in fee-based revenues was more than offset by increased credit costs reflecting the favorable impact a year ago of changes in bankruptcy laws, lower net interest income due to the current yield curve and operating costs of acquired businesses. On a linked quarter basis, net income declined $64 million, or $.03 per diluted common share, reflecting several notable items during the fourth quarter of 2006. These notable items included a gain from the sale of the Company’s 401(k) recordkeeping business and tax benefits from the resolution of federal and state tax examinations.
     Total net revenue on a taxable-equivalent basis for the first quarter of 2007 was $3,362 million, $23 million (.7 percent) higher than the first quarter of 2006, primarily reflecting a 5.1 percent increase in noninterest income, partially offset by a 3.4 percent decline in net interest income from a year ago. Noninterest income growth was driven by organic business growth and expansion in payment processing and trust businesses. Fee-based revenue growth was offset somewhat by the net impact in the first quarter of 2006 of $17 million from several previously reported items, including a $44 million trading gain related to derivatives, a $10 million gain related to a favorable settlement in the merchant processing business and a $37 million reduction in mortgage banking revenue due principally to the adoption of fair value accounting standards for mortgage servicing rights. On a linked quarter basis, total net revenue declined $62 million, primarily reflecting the gain of the sale of the
401(k) recordkeeping business and gains representing the liquidation of securities previously acquired a part of a loan workout process. An improvement in mortgage banking revenue was essentially offset by seasonally lower revenues compared with the prior quarter.
     Total noninterest expense in the first quarter of 2007 was $1,545 million, $45 million (3.0 percent) higher than the first quarter of 2006, principally due to investments in business initiatives, operating and business integration costs associated with recent acquisitions and higher expenses related to incremental investments in tax-advantaged projects from a year ago. On a linked quarter basis, total noninterest expense was lower by $67 million (4.2 percent) reflecting a debt prepayment charge and costs related to the timing of
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

business initiatives and certain tax advantaged investments in the fourth quarter of 2006, offset somewhat by seasonally higher employee benefits costs.
     Provision for credit losses for the first quarter of 2007 was $177 million, an increase of $62 million from the first quarter of 2006 and $8 million higher than the fourth quarter of 2006. The lower provision for credit losses in the first quarter of 2006 reflected the favorable impact on net charge-offs of changes in bankruptcy laws in the fourth quarter of 2005. Net charge-offs in the first quarter of 2007 were $177 million, compared with fourth quarter of 2006 net charge-offs of $169 million and first quarter of 2006 net charge-offs of $115 million. The Company’s credit quality continues to be strong. Total nonperforming assets declined to $582 million at March 31, 2007, compared with $587 million at December 31, 2006, and $619 million at March 31, 2006. The ratio of the allowance for credit losses to nonperforming loans was 498 percent at March 31, 2007, compared with 480 percent at December 31, 2006, and 432 percent at March 31, 2006.

INCOME STATEMENT HIGHLIGHTS					Table 2
(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	1Q	4Q	1Q	1Q07 vs	1Q07 vs
	2007	2006	2006	4Q06	1Q06
Net interest income	$1,666	$1,695	$1,725	(1.7)	(3.4)
Noninterest income	1,696	1,729	1,614	(1.9)	5.1

Total net revenue	3,362	3,424	3,339	(1.8)	.7
Noninterest expense	1,545	1,612	1,500	(4.2)	3.0

Income before provision and taxes	1,817	1,812	1,839	.3	(1.2)
Provision for credit losses	177	169	115	4.7	53.9

Income before taxes	1,640	1,643	1,724	(.2)	(4.9)
Taxable-equivalent adjustment	17	15	10	13.3	70.0
Applicable income taxes	493	434	561	13.6	(12.1)

Net income	$1,130	$1,194	$1,153	(5.4)	(2.0)

Net income applicable to common equity	$1,115	$1,179	$1,153	(5.4)	(3.3)

Diluted earnings per common share	$.63	$.66	$.63	(4.5)	—

Net Interest Income
     First quarter net interest income on a taxable-equivalent basis was $1,666 million, compared with $1,725 million in the first quarter of 2006. Average earning assets for the period increased over the first quarter of 2006 by $8.0 billion (4.4 percent), primarily driven by an increase of $6.9 billion (5.0 percent) in
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

total average loans. The positive impact to net interest income from the growth in earning assets was more than offset by a lower net interest margin. The net interest margin in the first quarter of 2007 was 3.51 percent, compared with 3.80 percent in the first quarter of 2006, reflecting the competitive environment and the impact of changes in the yield curve from a year ago. Since the first quarter of 2006, credit spreads have tightened by approximately 11 basis points across most lending products due to competitive loan pricing and a change in mix reflecting growth in lower-spread credit products. Also, fewer interest recoveries from loans are occurring given the stage of the business cycle. Funding costs have increased as rates on interest-bearing deposits have risen and the mix continues to shift toward higher cost deposits and other funding sources. An increase in the margin benefit of net free funds partially offset these factors.
     Net interest income in the first quarter of 2007 decreased from the fourth quarter of 2006 by $29 million (1.7 percent). Net interest income generated by growth in average earning assets of $1.5 billion was offset by the impact of fewer business days in the quarter, seasonally lower noninterest-bearing deposits in trust and business demand accounts and higher funding costs. The net interest margin was 3.51 percent for the first quarter of 2007, compared with 3.56 percent for the fourth quarter of 2006. Of this decrease, approximately 3 basis points were related to specific management decisions, including incremental investment in a bank-owned life insurance program and an accelerated share repurchase agreement executed in February of 2007. Lower than expected interest recoveries reduced net interest margin by another basis point for the first quarter of 2007. Given the current rate environment, the Company expects that net interest margin could decline another five to ten basis points, in aggregate, during the next few quarters.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

NET INTEREST INCOME					Table 3
(Taxable-equivalent basis; $ in millions)
				Change	Change
	1Q	4Q	1Q	1Q07 vs	1Q07 vs
	2007	2006	2006	4Q06	1Q06

Components of net interest income
Income on earning assets	$3,223	$3,236	$2,903	$(13)	$320
Expense on interest-bearing liabilities	1,557	1,541	1,178	16	379

Net interest income	$1,666	$1,695	$1,725	$(29)	$(59)

Average yields and rates paid
Earning assets yield	6.81%	6.79%	6.40%	.02%	.41%
Rate paid on interest-bearing liabilities	3.88	3.84	3.10	.04	.78

Gross interest margin	2.93%	2.95%	3.30%	(.02)%	(.37)%

Net interest margin	3.51%	3.56%	3.80%	(.05)%	(.29)%

Average balances
Investment securities	$40,879	$40,266	$39,680	$613	$1,199
Loans	144,693	143,686	137,779	1,007	6,914
Earning assets	191,135	189,660	183,101	1,475	8,034
Interest-bearing liabilities	162,682	159,469	153,911	3,213	8,771
Net free funds (a)	28,453	30,191	29,190	(1,738)	(737)

(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

AVERAGE LOANS					Table 4
($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q07 vs	1Q07 vs
	2007	2006	2006	4Q06	1Q06

Commercial	$41,470	$41,264	$38,847	.5	6.8
Lease financing	5,549	5,394	5,078	2.9	9.3

Total commercial	47,019	46,658	43,925	.8	7.0

Commercial mortgages	19,672	19,897	20,269	(1.1)	(2.9)
Construction and development	8,960	9,029	8,347	(.8)	7.3

Total commercial real estate	28,632	28,926	28,616	(1.0)	.1

Residential mortgages	21,569	21,235	20,987	1.6	2.8

Credit card	8,635	8,242	7,120	4.8	21.3
Retail leasing	6,845	7,015	7,250	(2.4)	(5.6)
Home equity and second mortgages	15,555	15,444	14,935	.7	4.2
Other retail	16,438	16,166	14,946	1.7	10.0

Total retail	47,473	46,867	44,251	1.3	7.3

Total loans	$144,693	$143,686	$137,779	.7	5.0

     Average loans for the first quarter of 2007 were $6.9 billion (5.0 percent) higher than the first quarter of 2006, driven by growth in average total retail loans of $3.2 billion (7.3 percent), total commercial loans of $3.1 billion (7.0 percent), and residential mortgages of $582 million (2.8 percent). Average loans for the first quarter of 2007 were higher than the fourth quarter of 2006 by $1.0 billion (.7 percent), primarily reflecting growth in total retail loans due principally to an increase in average credit card balances. The increase in the average credit card balances compared with the first quarter of 2006 and the fourth quarter of 2006 was the result of organic growth initiatives and portfolios acquired from financial partners. Residential mortgages and total commercial loans also grew modestly in the first quarter of 2007 compared with the fourth quarter of 2006. Total commercial real estate declined slightly from the fourth quarter of 2006, reflecting customer refinancings in light of the liquidity available in the financial markets, a decision to reduce condominium construction financing and a slowdown in residential homebuilding during 2006. At the end of the first quarter of 2007, the residential and home equity and second mortgage portfolios included approximately $3.1 billion and $900 million, respectively, of loans to customers that may be defined as sub-prime borrowers. Together, these balances represent just 2.7 percent of the Company’s total loans outstanding at March 31, 2007.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

     Average investment securities in the first quarter of 2007 were $1.2 billion (3.0 percent) higher than the first quarter of 2006, driven primarily by an increase in the municipal securities portfolio partially offset by a reduction in mortgage-backed assets. These changes reflected asset/liability management decisions to reduce the focus on residential mortgage-backed assets given the changing rate environment and mix of loan growth.

AVERAGE DEPOSITS					Table 5
($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q07 vs	1Q07 vs
	2007	2006	2006	4Q06	1Q06

Noninterest-bearing deposits	$27,677	$29,020	$28,837	(4.6)	(4.0)
Interest-bearing deposits
Interest checking	25,076	24,127	23,141	3.9	8.4
Money market savings	25,712	26,214	27,378	(1.9)	(6.1)
Savings accounts	5,401	5,392	5,689	.2	(5.1)

Total of savings deposits	56,189	55,733	56,208	.8	—
Time certificates of deposit less than $100,000	14,775	13,974	13,505	5.7	9.4
Time deposits greater than $100,000	22,087	22,255	21,613	(.8)	2.2

Total interest-bearing deposits	93,051	91,962	91,326	1.2	1.9

Total deposits	$120,728	$120,982	$120,163	(.2)	.5

     Average noninterest-bearing deposits for the first quarter of 2007 decreased $1.2 billion (4.0 percent) compared with the first quarter of 2006, reflecting a decline in business demand deposits within most business lines as these customers reduced excess liquidity to fund business growth. The decline in business demand account balances was partially offset by higher corporate trust deposits driven by acquisitions and business growth.
     Average total savings deposits remained relatively flat year-over-year as an increase of $1.9 billion (8.4 percent) in interest checking balances due to higher broker dealer, government and institutional trust balances was offset by a decline of $2.0 billion (5.9 percent) in average money market and savings balances primarily due to a decline in balances within Consumer Banking. A portion of branch-based money market savings accounts have migrated to fixed-rate time certificates, as customers take advantage of higher interest rates for these products.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

     Average time certificates of deposit less than $100,000 were higher in the first quarter of 2007 than in the first quarter of 2006 by $1.3 billion (9.4 percent) and time deposits greater than $100,000 grew by $474 million (2.2 percent) over the same period. This year-over-year growth included increases in corporate trust balances and consumer-based time deposits reflecting customer migration to higher rate deposit products.
     Average noninterest-bearing deposits for the first quarter of 2007 decreased $1.3 billion (4.6 percent) compared with the fourth quarter of 2006, primarily due to a seasonal decline in business demand deposits and corporate trust deposits. Total savings deposits had a modest increase of $456 million (.8 percent) from the fourth quarter of 2006, while time deposits increased $633 million (1.7 percent) from the prior quarter, reflecting customer migration to these deposit products.

NONINTEREST INCOME					Table 6
($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q07 vs	1Q07 vs
	2007	2006	2006	4Q06	1Q06

Credit and debit card revenue	$205	$210	$182	(2.4)	12.6
Corporate payment products revenue	145	141	127	2.8	14.2
ATM processing services	59	60	59	(1.7)	—
Merchant processing services	250	244	213	2.5	17.4
Trust and investment management fees	322	319	297	.9	8.4
Deposit service charges	243	259	232	(6.2)	4.7
Treasury management fees	111	107	107	3.7	3.7
Commercial products revenue	100	104	104	(3.8)	(3.8)
Mortgage banking revenue	67	25	24	nm	nm
Investment products fees and commissions	34	36	38	(5.6)	(10.5)
Securities gains (losses), net	1	11	—	(90.9)	nm
Other	159	213	231	(25.4)	(31.2)

Total noninterest income	$1,696	$1,729	$1,614	(1.9)	5.1

Noninterest Income
     First quarter noninterest income was $1,696 million, an increase of $82 million (5.1 percent) from the same quarter of 2006 and $33 million (1.9 percent) lower than the fourth quarter of 2006. The increase in noninterest income over the first quarter of 2006 was driven by organic growth in the majority of fee income categories and the benefit of acquired businesses. In addition, certain revenue categories were impacted by accounting items in the first quarter of 2006.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

     Credit and debit card revenue and corporate payment products revenue were higher in the first quarter of 2007 than the first quarter of 2006 by $23 million and $18 million, or 12.6 percent and 14.2 percent, respectively. The strong growth in credit and debit card revenue was primarily driven by higher customer transaction volumes from a year ago. The corporate payment products revenue growth reflected organic growth in sales volumes and card usage and acquired business expansion. Merchant processing services revenue was higher in the first quarter of 2007 than the same quarter a year ago by $37 million (17.4 percent), reflecting an increase in sales volume driven by acquisitions and higher same store sales. Trust and investment management fees increased by $25 million (8.4 percent) year-over-year due to favorable equity market conditions and core account growth. Deposit service charges grew year-over-year by $11 million (4.7 percent) primarily due to increased transaction-related fees and the impact of net new checking accounts of 78,000 (5.3 percent annualized growth). Mortgage banking revenue increased $43 million in the first quarter of 2007 compared with the same quarter of 2006. Included in the first quarter of 2006 were changes in accounting for mortgage servicing rights and mortgage banking revenue of $37 million. The incremental improvement in mortgage banking revenue was related to higher servicing income and mortgage production gains. These favorable changes in fee-based revenue were partially offset by the decline in other income of $72 million (31.2 percent) compared with the first quarter of 2006. The reduction in other income resulted from a $44 million trading gain recognized in the first quarter of 2006 related to terminating certain interest rate swaps previously designated as cash flow hedges that did not qualify as hedges in accordance with SFAS 133, “Accounting for Derivatives” and a $10 million favorable settlement within the merchant processing business recorded in 2006. In addition, revenues from equity investments and student loan sales were lower in the first quarter of 2007 as compared with the same period of 2006.
     Noninterest income was lower by $33 million (1.9 percent) in the first quarter of 2007 compared with the fourth quarter of 2006 primarily due to seasonality and certain non-recurring gains in the previous quarter. Credit and debit card revenue decreased $5 million (2.4 percent) and deposit service charges declined $16 million (6.2 percent) primarily reflecting seasonally lower post-holiday customer transaction volumes. Other income declined due to a $52 million gain on the sale of the Company’s 401(k) recordkeeping business and $6 million in trading gains related to certain interest rate swaps, both of which were recorded in the fourth quarter of 2006. In addition, there was a $10 million reduction in net securities gains in the first quarter 2007 as compared with the fourth quarter of 2006, which included the sale of securities from a business previously acquired through the loan workout process. Partially offsetting these
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

unfavorable variances were increases in merchant processing and corporate payment products volumes resulting in increases of $6 million (2.5 percent) and $4 million (2.8 percent), respectively. In addition, mortgage banking revenue was higher than the fourth quarter of 2006 by $42 million, primarily due to an adverse change in the fourth quarter of 2006 related to the valuation of MSR’s and the corresponding MSR economic hedges. In addition, production gains and mortgage servicing revenue increased 4.9 percent as compared with the fourth quarter of 2006.

NONINTEREST EXPENSE					Table 7
($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q07 vs	1Q07 vs
	2007	2006	2006	4Q06	1Q06

Compensation	$635	$621	$633	2.3	.3
Employee benefits	133	102	133	30.4	—
Net occupancy and equipment	165	166	165	(.6)	—
Professional services	47	69	35	(31.9)	34.3
Marketing and business development	48	61	40	(21.3)	20.0
Technology and communications	125	133	117	(6.0)	6.8
Postage, printing and supplies	69	67	66	3.0	4.5
Other intangibles	94	92	85	2.2	10.6
Debt prepayment	—	22	—	nm	nm
Other	229	279	226	(17.9)	1.3

Total noninterest expense	$1,545	$1,612	$1,500	(4.2)	3.0

Noninterest Expense
     First quarter noninterest expense totaled $1,545 million, an increase of $45 million (3.0 percent) from the same quarter of 2006 and a decrease of $67 million (4.2 percent) from the fourth quarter of 2006. Compensation expense remained relatively flat as compared with the same period of 2006 as increases in salary costs related to business expansion were offset by lower stock-based compensation expense. In the first quarter of 2006, the Company adopted new accounting standards for share-based compensation. Under the new standard, the Company recorded incremental stock-based compensation expense to immediately recognize the value of stock awards for employees that met retiree status, despite their continued active employment service. Professional services expense increased by $12 million (34.3 percent) due primarily to revenue enhancement-related business initiatives, including the cost involved with establishing a bank in Ireland to support pan-European payment processing. Marketing and business development and technology
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

and communications expenses both increased $8 million, 20.0 percent and 6.8 percent, respectively, year-over year due to the timing of customer campaigns and increased volumes for business expansion initiatives including prepaid card programs. Other intangibles expense increased by $9 million (10.6 percent) from same period of 2006 due to recent acquisitions in Consumer Banking, Wealth Management and Payment Services.
     Noninterest expense in the first quarter of 2007 was lower than the fourth quarter of 2006 by $67 million (4.2 percent) primarily due to the timing of certain business initiatives and investments, offset somewhat by seasonally higher employee benefits expenses. Professional services and marketing and business development decreased $22 million (31.9 percent) and $13 million (21.3 percent), respectively, due to the timing of business initiatives within the Consumer Banking and Payment Services business lines. Technology and communications costs decreased by 6.0 percent, on a linked quarter basis, due to usage-based expense credits that are typically determined in the first quarter of each year. The decrease in other expense was driven, in part, by lower costs associated tax-advantaged investments given the timing of these investments and a $22 million debt prepayment charge in the fourth quarter of 2006.
Provision for Income Taxes
     The provision for income taxes for the first quarter of 2007 resulted in an effective tax rate of 30.4 percent compared with an effective tax rate of 32.7 percent in the first quarter of 2006. The effective tax rate was 26.7 percent in fourth quarter of 2006. The reduction in the effective rate from the same quarter of the prior year primarily reflected investments in tax-exempt municipal securities and bank-owned life insurance as well as incremental tax credits from affordable housing projects and other tax-advantaged investments.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

ALLOWANCE FOR CREDIT LOSSES					Table 8
($ in millions)	1Q	4Q	3Q	2Q	1Q
	2007	2006	2006	2006	2006

Balance, beginning of period	$2,256	$2,256	$2,251	$2,251	$2,251

Net charge-offs
Commercial	32	24	18	13	5
Lease financing	3	7	3	7	7

Total commercial	35	31	21	20	12
Commercial mortgages	1	2	—	(1)	2
Construction and development	—	—	—	1	—

Total commercial real estate	1	2	—	—	2

Residential mortgages	12	12	11	11	7

Credit card	74	68	56	50	46
Retail leasing	3	4	4	2	4
Home equity and second mortgages	16	13	12	13	12
Other retail	36	39	31	29	32

Total retail	129	124	103	94	94

Total net charge-offs	177	169	135	125	115
Provision for credit losses	177	169	135	125	115
Acquisitions and other changes	4	—	5	—	—

Balance, end of period	$2,260	$2,256	$2,256	$2,251	$2,251

Components
Allowance for loan losses	$2,027	$2,022	$2,034	$2,039	$2,035
Liability for unfunded credit commitments	233	234	222	212	216

Total allowance for credit losses	$2,260	$2,256	$2,256	$2,251	$2,251

Gross charge-offs	$237	$217	$195	$176	$175
Gross recoveries	$60	$48	$60	$51	$60

Allowance for credit losses as a percentage of
Period-end loans	1.56	1.57	1.58	1.61	1.64
Nonperforming loans	498	480	476	500	432
Nonperforming assets	388	384	392	409	364
Credit Quality
     The allowance for credit losses was $2,260 million at March 31, 2007, compared with $2,256 million at December 31, 2006, and $2,251 million at March 31, 2006. The ratio of the allowance for credit losses to period-end loans was 1.56 percent at March 31, 2007, compared with 1.57 percent at December 31, 2006, and 1.64 percent at March 31, 2006. The ratio of the allowance for credit losses to nonperforming loans was 498 percent at March 31, 2007, compared with 480 percent at December 31, 2006, and 432 percent at March 31, 2006. Total net charge-offs in the first quarter of 2007 were $177 million, compared with the fourth quarter of 2006 net charge-offs of $169 million and the first quarter of 2006 net charge-offs of $115 million.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

The year-over-year increase in total net charge-offs was due, in part, to the implementation of minimum balance payment programs, as well as an expected increase in consumer bankruptcies. Bankruptcy levels declined substantially in 2006 as a result of changes in bankruptcy legislation that went into effect in late 2005.
     Commercial and commercial real estate loan net charge-offs increased to $36 million in the first quarter of 2007 (.19 percent of average loans outstanding) compared with $33 million (.17 percent of average loans outstanding) in the fourth quarter of 2006 and $14 million (.08 percent of average loans outstanding) in the first quarter of 2006. The Company expects commercial net charge-offs to continue to increase somewhat over the next several quarters, due to slightly higher gross charge-offs and lower commercial loan recoveries.
     Retail loan net charge-offs were $129 million in the first quarter of 2007 compared with $124 million in the fourth quarter of 2006 and $94 million in the first quarter of 2006. Retail loan net charge-offs increased as compared with the fourth quarter of 2006 and from the first quarter of 2006, reflecting the impact of the bankruptcy legislation changes that occurred in the fourth quarter of 2005 and implementing the minimum balance payment requirements. Retail loan net charge-offs as a percent of average loans outstanding were 1.10 percent in the first quarter of 2007, compared with 1.05 percent and .86 percent in the fourth quarter of 2006 and first quarter of 2006, respectively. The Company anticipates modestly higher delinquencies and net charge-offs in the retail portfolios during 2007.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

CREDIT RATIOS					Table 9
(Percent)	1Q	4Q	3Q	2Q	1Q
	2007	2006	2006	2006	2006
Net charge-offs ratios (a)
Commercial	.31	.23	.18	.13	.05
Lease financing	.22	.51	.23	.54	.56
Total commercial	.30	.26	.18	.18	.11

Commercial mortgages	.02	.04	—	(.02)	.04
Construction and development	—	—	—	.05	—
Total commercial real estate	.01	.03	—	—	.03

Residential mortgages	.23	.22	.21	.21	.14

Credit card	3.48	3.27	2.85	2.72	2.62
Retail leasing	.18	.23	.22	.11	.22
Home equity and second mortgages	.42	.33	.31	.35	.33
Other retail	.89	.96	.79	.77	.87
Total retail	1.10	1.05	.90	.84	.86

Total net charge-offs	.50	.47	.38	.36	.34

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.07	.05	.06	.05	.05
Commercial real estate	.04	.01	.01	—	—
Residential mortgages	.46	.45	.36	.30	.31
Retail	.54	.48	.41	.39	.38
Total loans	.27	.24	.21	.19	.18

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.46	.57	.55	.58	.64
Commercial real estate	.69	.53	.54	.40	.51
Residential mortgages	.63	.62	.53	.49	.53
Retail	.63	.58	.52	.52	.54
Total loans	.59	.57	.54	.51	.56

(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

ASSET QUALITY					Table 10
($ in millions)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2007	2006	2006	2006	2006
Nonperforming loans
Commercial	$147	$196	$192	$203	$219
Lease financing	41	40	39	38	41

Total commercial	188	236	231	241	260
Commercial mortgages	114	112	114	88	123
Construction and development	71	38	40	25	23

Total commercial real estate	185	150	154	113	146
Residential mortgages	38	36	36	39	45
Retail	43	48	53	57	70

Total nonperforming loans	454	470	474	450	521

Other real estate	113	95	79	77	71
Other nonperforming assets	15	22	22	23	27

Total nonperforming assets (a)	$582	$587	$575	$550	$619

Accruing loans 90 days or more past due	$397	$349	$295	$264	$251

Restructured loans that continue to accrue interest	$411	$405	$369	$370	$371

Nonperforming assets to loans plus ORE (%)	.40	.41	.40	.39	.45

(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at March 31, 2007, totaled $582 million, compared with $587 million at December 31, 2006, and $619 million at March 31, 2006. The ratio of nonperforming assets to loans and other real estate was .40 percent at March 31, 2007, compared with .41 percent at December 31, 2006, and .45 percent at March 31, 2006. Restructured loans that continue to accrue interest have increased from the first quarter of 2006, reflecting the impact of implementing higher minimum balance payment requirements for credit card customers in response to industry guidance issued by the banking regulatory agencies.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

CAPITAL POSITION					Table 11
($ in millions)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2007	2006	2006	2006	2006

Total shareholders’ equity	$20,800	$21,197	$20,926	$20,415	$20,256
Tier 1 capital	16,917	17,036	17,042	16,841	16,478
Total risk-based capital	25,826	24,495	25,011	24,893	24,328

Tier 1 capital ratio	8.6%	8.8%	8.8%	8.9%	8.9%
Total risk-based capital ratio	13.1	12.6	13.0	13.1	13.1
Leverage ratio	8.0	8.2	8.3	8.2	8.2
Common equity to assets	8.9	9.2	9.2	9.1	9.2
Tangible common equity to assets	5.3	5.5	5.4	5.6	5.4
     Total shareholders’ equity was $20.8 billion at March 31, 2007, compared with $21.2 billion at December 31, 2006, and $20.3 billion at March 31, 2006. The increase year-over-year was the result of corporate earnings, partially offset by share buybacks, including the accelerated share repurchase agreement, and dividends.
     The Tier 1 capital ratio was 8.6 percent at March 31, 2007, compared with 8.8 percent at December 31, 2006, and 8.9 percent at March 31, 2006. The total risk-based capital ratio was 13.1 percent at March 31, 2007, compared with 12.6 percent at December 31, 2006, and 13.1 percent at March 31, 2006. The leverage ratio was 8.0 percent at March 31, 2007, compared with 8.2 percent at December 31, 2006, and at March 31, 2006. Tangible common equity to assets was 5.3 percent at March 31, 2007, compared with 5.5 percent at December 31, 2006, and 5.4 percent at March 31, 2006. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

COMMON SHARES					Table 12
(Millions)	1Q	4Q	3Q	2Q	1Q
	2007	2006	2006	2006	2006

Beginning shares outstanding	1,765	1,763	1,783	1,783	1,815
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	11	12	10	9	9
Shares repurchased	(34)	(10)	(30)	(9)	(41)

Ending shares outstanding	1,742	1,765	1,763	1,783	1,783

     On August 3, 2006, the Company announced that the Board of Directors approved an authorization to repurchase 150 million shares of common stock through December 31, 2008. During the first quarter of 2007, the Company repurchased 34 million shares of common stock which included approximately 25 million shares repurchased in connection with an accelerated stock repurchase agreement initiated in February. As of March 31, 2007, there were approximately 88 million shares remaining to be repurchased under the current authorization.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)						Table 13
($ in millions)
	Net Income			Percent Change		1Q 2007
	1Q	4Q	1Q	1Q07 vs	1Q07 vs	Earnings
Business Line	2007	2006	2006	4Q06	1Q06	Composition

Wholesale Banking	$275	$284	$307	(3.2)	(10.4)	24%
Consumer Banking	429	417	411	2.9	4.4	38
Wealth Management	153	156	137	(1.9)	11.7	14
Payment Services	229	237	225	(3.4)	1.8	20
Treasury and Corporate Support	44	100	73	(56.0)	(39.7)	4

Consolidated Company	$1,130	$1,194	$1,153	(5.4)	(2.0)	100%

(a)	preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2007, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking contributed $275 million of the Company’s net income in the first quarter of 2007, a 10.4 percent decrease from the same period of 2006 and a 3.2 percent decrease as compared with the fourth quarter of 2006. The
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

decrease in Wholesale Banking’s first quarter of 2007 contribution from the same quarter of 2006 was primarily the result of an unfavorable variance in total net revenue (3.8 percent) and an increase in the provision for credit losses from a year ago. The decrease in net interest income was due to tighter credit spreads and a decline in average noninterest-bearing deposit balances as customers utilized their liquidity to fund business growth, partially offset by growth in average loan balances and the margin benefit of deposits. Total noninterest income remained relatively flat, as an increase in treasury management fees was offset by a decline in equity investment revenue. Total noninterest expense also remained relatively flat as an increase in compensation and benefits expense was offset by a decline in net shared services. The unfavorable variance in the provision for credit losses was due to a $22 million increase in net charge-offs in the first quarter of 2007 compared with a year ago. The change in net charge-offs reflected fewer wholesale loan recoveries and an increase in gross charge-offs at this stage of the business cycle.
     Wholesale Banking’s contribution to net income in the first quarter of 2007 compared with the fourth quarter of 2006 was $9 million (3.2 percent) lower due to unfavorable variances in total net revenue (1.9 percent) and the provision for credit losses. Total net revenue was lower on a linked quarter basis due to lower net interest income driven primarily by fewer business days in the quarter and seasonally lower deposit balances offset somewhat by stronger fee-based income. Total noninterest income grew modestly with increases in treasury management fees and equity investment revenue offset by a reduction in net securities gains. Included in the fourth quarter of 2006 were securities gains associated with the sale of shares previously received as part of a loan workout process. Total noninterest expense declined from the fourth quarter of 2006 as an increase in compensation and employee benefits expense was more than offset by a decline in net shared services expense. The provision for credit losses increased on a linked quarter basis due to an increase in net charge-offs.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, and 24-hour banking. Consumer Banking contributed $429 million of the Company’s net income in the first quarter of 2007, a 4.4 percent increase from the same period of 2006 and a 2.9 percent increase from the prior quarter. Within Consumer Banking, the retail banking division contributed $401 million of the total contribution, a 1.7 percent decrease for the division on a year-over-year basis. Net interest income was higher than a year ago primarily due to growth in average loan balances,
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

stronger loan fees and the margin benefit of deposits, somewhat offset by lower credit spreads given the competitive lending environment. Total noninterest income for the retail banking division was relatively unchanged from a year ago as growth in deposit service charges of 4.8 percent, driven by higher transaction levels, was offset by the extent and timing of student loan sales. Total noninterest expense in the first quarter of 2007 increased 3.4 percent compared with the same quarter of 2006 primarily due to an increase in compensation and employee benefits expense related to recent acquisitions, professional services and marketing and business development expense for various business initiatives and the timing of customer marketing programs, partially offset by a reduction in net shared services expense. The business line experienced a $6 million year-over-year increase in net charge-offs (9.5 percent) reflecting higher levels of bankruptcy-related losses. Bankruptcies were generally lower in 2006 due to the lingering effects of changes in bankruptcy laws in late 2005. In the first quarter of 2007, the mortgage banking division’s contribution was $28 million. This division’s total net revenue increased $40 million (85.1 percent) from a year ago. Included in the first quarter of 2006 was a $37 million reduction in mortgage banking revenue, principally related to the adoption of fair value accounting for mortgage servicing rights. Total noninterest expense for the mortgage banking division was essentially unchanged from the first quarter of 2006.
     The increase in Consumer Banking’s contribution in the first quarter of 2007 from the fourth quarter of 2006 was principally due to higher fee-based revenues in the mortgage banking division. The retail banking division’s contribution declined by 3.6 percent on a linked quarter basis due to lower net interest income driven by fewer days in the first quarter of 2007 and seasonally lower deposit service charges (6.2 percent). Total noninterest expense for the retail banking division on a linked quarter basis was essentially unchanged. Seasonally higher compensation costs and the impact of costs associated with recent acquisitions were substantially offset by lower net shared services expense from processing volumes and administrative costs. The provision for credit losses during the quarter reflected a $3 million decrease in net charge-offs relative to the fourth quarter of 2006. The contribution of the mortgage banking division increased $27 million from the fourth quarter of 2006 driven by an increase in total noninterest income. This increase in revenue reflected valuation changes of mortgage servicing rights and the corresponding derivatives economically hedging the servicing rights due to market rates at year end. Mortgage production gains and servicing income increased 4.9 percent as compared with the prior quarter. Total noninterest expense of the mortgage banking division was essentially unchanged from the fourth quarter of 2006.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

     Wealth Management provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through six businesses: Private Client Group, Corporate Trust, U.S. Bancorp Investments and Insurance, FAF Advisors, Institutional Trust and Custody and Fund Services. Wealth Management contributed $153 million of the Company’s net income in the first quarter of 2007, an 11.7 percent increase over the same period of 2006 and a 1.9 percent decrease from the fourth quarter of 2006. The growth in the business line’s contribution in the first quarter of 2007 over the same quarter of 2006 was the result of core account fee growth and improved equity market conditions relative to a year ago. Net interest income was unfavorably impacted year-over-year by deposit pricing and tightening credit spreads partially offset by earnings from deposit growth. Total noninterest income increased by 6.3 percent from the same quarter of 2006, primarily due to core account fee growth and favorable equity market conditions. A decrease in total noninterest expense was primarily due to the completion of certain acquisition integration activities and a reduction in net shared services expense.
     The decrease in the business line’s contribution in the first quarter of 2007 as compared with the fourth quarter of 2006, was due to a reduction in net interest income driven by a decline in average loan balances and changes in the mix of deposits during the quarter.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $229 million of the Company’s net income in the first quarter of 2007, a 1.8 percent increase over the same period of 2006 and a 3.4 percent decrease from the fourth quarter of 2006. The increase in Payment Services’ contribution in the first quarter of 2007 from the same period of 2006 was the result of higher total net revenue (9.7 percent), partially offset by an unfavorable variance in the provision for credit losses (55.0 percent) and total noninterest expense (9.7 percent). The increase in total net revenue year-over-year was due to growth in total noninterest income (11.4 percent) and net interest income (3.7 percent), reflecting growth in higher yielding retail loan balances, partially offset by declining spreads on retail credit cards. All revenue categories benefited from higher transaction volumes, rate changes and business expansion initiatives. The increase in noninterest income was partially offset by the merchant processing settlement recorded in the first quarter of 2006. The growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with acquisitions. The increase in the provision for credit losses was driven by an increase of $33 million in net charge-offs, year-over-year, reflecting the impact of implementing minimum balance payment requirements and a higher level
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

of bankruptcy-related losses as the lingering favorable effects of changes in bankruptcy laws were realized throughout 2006.
     The decrease in Payment Services’ contribution in the first quarter of 2007 from the fourth quarter of 2006 was due to seasonally lower total net revenue (1.4 percent) and higher credit losses (9.4 percent), partially offset by a decrease in total noninterest expense (1.8 percent). Total net revenue was lower as net interest income declined due to fewer business days during the first quarter and a lower yield on retail credit cards, while total noninterest income declined due to seasonally lower credit and debit card revenue. The decrease in total noninterest expense was primarily due to the timing of marketing and professional service costs from retail payment system and other business expansion initiatives.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $44 million in the first quarter of 2007, compared with net income of $73 million in the first quarter of 2006 and $100 million in the fourth quarter of 2006. Net interest income decreased in the current quarter from the first quarter of 2006 by $49 million, reflecting the adverse impact of a flatter yield curve and the issuance of higher cost wholesale funding to support earning asset growth. Total noninterest income decreased due to trading gains realized in the first quarter of 2006 related to terminating certain interest rate derivatives. Total noninterest expense remained relatively flat year-over-year, as the decrease in compensation and benefits expense due to the immediate recognition in the first quarter of 2006 of the value of stock awards for employees that met retiree status was offset by an unfavorable change in net shared services allocated to the lines of business. The favorable change in income taxes, compared with a year ago, resulted from incremental investment in tax-exempt municipal securities, tax-advantaged investments and expansion of a bank-owned life insurance program.
     Net income in the first quarter of 2007 was lower than the fourth quarter of 2006 due to a decrease in total net revenue and an unfavorable variance in income taxes, partially offset by a decrease in total noninterest expense. Net interest income decreased primarily due to the higher cost of wholesale funding and specific management decisions, including expanding the bank-owned life insurance program and an accelerated share repurchase program initiated in February of 2007. Total noninterest income decreased $60 million due to the $52 million gain on the sale of the Company’s 401(k) recordkeeping business and $6
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

million related to terminating a derivative in the fourth quarter of 2006. Total noninterest expenses decreased by $52 million primarily due to a $22 million debt prepayment charge in the fourth quarter of 2006 and lower costs related to tax-advantaged investments given the timing of these investments in late 2006. The residual tax benefits recognized by the Treasury and Corporate Support business line decreased during the first quarter of 2007 primarily due to lower levels of tax credits related to tax-advantaged investments.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
PRESIDENT AND CHIEF EXECUTIVE OFFICER, RICHARD K. DAVIS, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, ANDREW CECERE, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 1:00 P.M. (CDT) ON TUESDAY, APRIL 17, 2007. The conference call will be available by telephone or on the internet. To access the conference call, please dial 800-909-7113 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please dial 785-830-1914. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, April 17th, and will run through Tuesday, April 24th, at 11:00 p.m. (CDT). To access the recorded message dial 800-839-1229. If calling from outside the United States, please dial 402-220-0459 to access the recording. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $221 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,498 banking offices and 4,837 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.
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U.S. Bancorp Reports First Quarter 2007 Results
April 17, 2007

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2006, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2007	2006

Interest Income
Loans	$2,578	$2,307
Loans held for sale	59	51
Investment securities	516	490
Other interest income	34	43

Total interest income	3,187	2,891
Interest Expense
Deposits	675	503
Short-term borrowings	328	270
Long-term debt	535	403

Total interest expense	1,538	1,176

Net interest income	1,649	1,715
Provision for credit losses	177	115

Net interest income after provision for credit losses	1,472	1,600
Noninterest Income
Credit and debit card revenue	205	182
Corporate payment products revenue	145	127
ATM processing services	59	59
Merchant processing services	250	213
Trust and investment management fees	322	297
Deposit service charges	243	232
Treasury management fees	111	107
Commercial products revenue	100	104
Mortgage banking revenue	67	24
Investment products fees and commissions	34	38
Securities gains (losses), net	1	—
Other	159	231

Total noninterest income	1,696	1,614
Noninterest Expense
Compensation	635	633
Employee benefits	133	133
Net occupancy and equipment	165	165
Professional services	47	35
Marketing and business development	48	40
Technology and communications	125	117
Postage, printing and supplies	69	66
Other intangibles	94	85
Other	229	226

Total noninterest expense	1,545	1,500

Income before income taxes	1,623	1,714
Applicable income taxes	493	561

Net income	$1,130	$1,153

Net income applicable to common equity	$1,115	$1,153

Earnings per common share	$.64	$.64
Diluted earnings per common share	$.63	$.63
Dividends declared per common share	$.40	$.33
Average common shares outstanding	1,752	1,801
Average diluted common shares outstanding	1,780	1,826

U.S. Bancorp
Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2007	2006	2006
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,287	$ 8,639	$7,050
Investment securities
Held-to-maturity	83	87	110
Available-for-sale	40,508	40,030	39,286
Loans held for sale	4,075	3,256	3,638
Loans
Commercial	47,315	46,190	43,844
Commercial real estate	28,530	28,645	28,782
Residential mortgages	21,765	21,285	20,656
Retail	47,235	47,477	43,915

Total loans	144,845	143,597	137,197
Less allowance for loan losses	(2,027)	(2,022)	(2,035)

Net loans	142,818	141,575	135,162
Premises and equipment	1,818	1,835	1,817
Goodwill	7,585	7,538	7,267
Other intangible assets	3,215	3,227	3,128
Other assets	15,059	13,045	12,449

Total assets	$221,448	$219,232	$209,907

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$28,666	$ 32,128	$29,384
Interest-bearing	70,557	70,330	69,995
Time deposits greater than $100,000	18,837	22,424	22,365

Total deposits	118,060	124,882	121,744
Short-term borrowings	28,516	26,933	20,651
Long-term debt	44,698	37,602	39,327
Other liabilities	9,374	8,618	7,929

Total liabilities	200,648	198,035	189,651
Shareholders’ equity
Preferred stock	1,000	1,000	1,000
Common stock	20	20	20
Capital surplus	5,745	5,762	5,819
Retained earnings	21,660	21,242	19,568
Less treasury stock	(6,972)	(6,091)	(5,394)
Other comprehensive income	(653)	(736)	(757)

Total shareholders’ equity	20,800	21,197	20,256

Total liabilities and shareholders’ equity	$221,448	$219,232	$209,907